FILED PURSUANT TO RULE 424(b)(3)
                                                    REGISTRATION NO. 333-110318
PRICING SUPPLEMENT NO. 2
DATED MAY 17, 2004 TO
PROSPECTUS DATED DECEMBER 3, 2003
AND PROSPECTUS SUPPLEMENT DATED MARCH 26, 2004

                     AMERICAN GENERAL FINANCE CORPORATION
                          MEDIUM-TERM NOTES, SERIES I
                                (FIXED RATE)
                  DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

Principal Amount:  U.S.$600,000,000                     Original Issue Date:  May 20, 2004
Agent's Discount or Commission:  U.S.$1,950,000         Stated Maturity:  May 15, 2009
Net Proceeds to Issuer:  U.S. $596,892,000              Interest Rate:  4.625%
Form:  [ x ] Book Entry	 [   ] Certificated             CUSIP No.:  02635PSP9
Specified Currency (If other than U.S. dollars):  N/A   Authorized Denominations (If other than
                                                        U.S.$1,000 and integral multiples
                                                        thereof):  N/A

The notes are being placed through or purchased by the Agents listed below:

ABN AMRO Incorporated                  U.S.$160,000,000     Capacity:  [ x ] Agent  [   ] Principal
Banc of America Securities LLC         U.S.$160,000,000     Capacity:  [ x ] Agent  [   ] Principal
Citigroup Global Markets Inc.          U.S.$160,000,000     Capacity:  [ x ] Agent  [   ] Principal
BNY Capital Markets, Inc.              U.S.$ 24,000,000     Capacity:  [ x ] Agent  [   ] Principal
J.P. Morgan Securities Inc.            U.S.$ 24,000,000     Capacity:  [ x ] Agent  [   ] Principal
KeyBanc Capital Markets, a division
   of McDonald Investments Inc.        U.S.$ 24,000,000     Capacity:  [ x ] Agent  [   ] Principal
Wachovia Capital Markets, LLC          U.S.$ 24,000,000     Capacity:  [ x ] Agent  [   ] Principal
Tokyo-Mitsubishi International plc     U.S.$ 12,000,000     Capacity:  [ x ] Agent  [   ] Principal
Wells Fargo Brokerage Services, LLC    U.S.$ 12,000,000     Capacity:  [ x ] Agent  [   ] Principal

If as Agent:  The notes are being offered at a fixed initial public offering price of 99.807% of principal amount.
If as Principal :
     [   ]    The notes are being offered at varying prices related
              to prevailing market prices at the time of resale.
     [   ]    The notes are being offered at a fixed initial public
              offering price of ____% of principal amount.

Interest Payment Date(s):  May 15 and November 15, commencing November 15, 2004

Redemption Provisions:
    [ x ]  The notes cannot be redeemed prior to the Stated Maturity.
    [   ]  The notes may be redeemed prior to the Stated Maturity.
           Initial Redemption Date:
           Initial Redemption Percentage:  ___%
           Annual Redemption Percentage Reduction:  ___%
Optional Repayment Provisions:
    [ x ]  The notes cannot be repaid prior to the Stated Maturity.
    [   ]  The notes can be repaid prior to the Stated Maturity at the option of the holder of the notes.
           Optional Repayment Date(s):

Other Provisions:   None.

We are offering the notes on a continuing basis through ABN AMRO Incorporated, Banc of America Securities LLC, Barclays Capital, BNP PARIBAS, Citigroup, Deutsche Bank Securities, Goldman, Sachs & Co., HSBC, JPMorgan, Morgan Stanley, UBS Investment Bank and Wachovia Securities, as agents, each of which has agreed to use its reasonable efforts to solicit offers to purchase notes. We may also accept offers to purchase notes through other agents. See "Plan of Distribution" in the accompanying prospectus supplement. To date, including the notes described by this pricing supplement, we have accepted $775,000,000 aggregate principal amount (or its equivalent in one or more foreign currencies) of offers to purchase notes described in the accompanying prospectus supplement.

                           ____________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if the prospectus, the prospectus supplement or this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.